FOR IMMEDIATE RELEASE April 28, 2011	CONTACT: Eric Amig (212) 441-6807 Brian Finnegan (212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FIRST QUARTER 2011 OPERATING HIGHLIGHTS

New York, NY — The Federal Home Loan Bank of New York (“Bank”) today released its unaudited financial highlights as of and for the quarter ended March 31, 2011.

“Our solid and steady performance continued throughout the first quarter of 2011,” said Alfred A. DelliBovi, president and CEO of the Federal Home Loan Bank of New York. “We are proud to be a reliable source of funding for our members and the communities they serve.”

Highlights from the first quarter of 2011 include:

•	Net income for the quarter was $71.0 million, and return on average equity (“ROE”) was 5.74 percent. These figures compare to net income of $53.6 million and ROE of 3.99 percent for the first quarter of 2010. First quarter net income benefited from member-initiated prepayments which generated $42.7 million in prepayment fees, and contributed $39.3 million in derivative and hedging gains from termination of hedges associated with the prepayments. In addition, two significant charges to net income were executed to benefit and protect future earnings. First, the Bank absorbed $51.7 million in charges when Bank management made tactical changes to its funding strategy and extinguished (or transferred) certain high-coupon debt to protect its future interest margin. Second, the Bank expensed $24.0 million to eliminate the funding shortfall in its defined benefit pension plan in order to help reduce the likelihood of higher expenses in future periods and to also avoid certain restrictions from being imposed on plan participants.

•	As of March 31, 2011, total assets were $96.9 billion, a decrease of $3.3 billion, or 3.3 percent, from total assets of $100.2 billion as of December 31, 2010. The decrease in total assets from year-end 2010 was primarily a result of a decline in advances of $5.7 billion, or 7.0 percent, from $81.2 billion as of December 31, 2010, to $75.5 billion as of March 31, 2011. This decline in member demand for advances was driven by economic factors such as continued growth in members’ deposit bases and the continued availability of government funding and other liquidity options.

•	As of March 31, 2011, total capital was $4.9 billion, a decrease of $201 million, or 3.9 percent, from $5.1 billion as of December 31, 2010. The lower capital level was largely due to the decline in the amount of capital stock held by Bank members – a decline in turn attributable to the reduction in the level of member advances. In addition, the Bank’s unrestricted retained earnings increased during the quarter by $4.6 million to $716.7 million as of March 31, 2011. At March 31, 2011, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank currently expects to submit its Form 10-Q for the first quarter of 2011 to the U.S. Securities and Exchange Commission on or about May 13, 2011.

Federal Home Loan Bank of New York
The FHLBNY is a Congressionally-chartered wholesale bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLBNY currently serves financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.